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                                                                   EXHIBIT 99.1

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
                        ON FINANCIAL STATEMENT SCHEDULE

  We have audited the financial statements of Metawave Communications Corporation as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended and the period from January 19, 1995 (inception) to December 31, 1995, and have issued our report thereon dated March 13, 1998, except for Note 13, as to which the date is April 28, 1998, (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the reponsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Seattle, Washington
March 13, 1998